NEWS RELEASE

Company Contact:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY CORPORATION
REPORTS
FOURTH FISCAL QUARTER AND YEAR-END RESULTS

Lagrangeville, New York***June 16, 2006***Command Security Corporation (OTCBB: CMMD.OB) announced today its results for the fourth fiscal quarter and year ended March 31, 2006.

Revenues for the three months ended March 31, 2006 increased $1,190,365, or 6.0%, to $20,963,567, compared with revenues of $19,773,202 in the same period of the prior year. Revenues for the year ended March 31, 2006 increased $5,553,871, or 7.0%, to $85,208,615, compared with revenues of $79,654,744 in the same period of the prior year. The increase in revenues for the twelve month period was primarily due to higher revenues of approximately $5,100,000 in the aviation division from: (i) new and existing airline customers at the Company’s terminal operations at John F. Kennedy International Airport in New York, Baltimore/Washington International Airport in Maryland and Los Angeles International Airport in California and (ii) new contracts which commenced in January and November 2005 with groups of airlines at new airport locations in Portland, Maine and Pittsburgh, Pennsylvania, respectively.

Operating loss for the three months ended March 31, 2006 was $418,334, compared with $227,972 in the same period of the prior year. Operating income for the year ended March 31, 2006 was $8,145, compared with an operating loss of $289,483 in the same period of the prior year. Operating loss for the three months ended March 31, 2006 includes approximately $560,000 of professional fees and a non-cash charge of $280,000 for stock based compensation costs related primarily to the Company entering into a consulting agreement with Giuliani Security & Safety, a leading security consulting firm. Operating income for the year ended March 31, 2006 includes an additional provision for bad debts of $850,000 related to the filing by Delta Air Lines and Northwest Airlines of voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code, as well as professional fees and stock based compensation costs noted above.

Net loss applicable to common stockholders for the three months ended March 31, 2006 was $372,450, compared with $21,342 in the same period of the prior year. Net loss applicable to common stockholders for the year ended March 31, 2006 was $99,595, compared with $428,668 in the same period of the prior year.

Net loss per common share for the three months ended March 31, 2006 was $.04, compared with no net income or loss per common share for the same period of the prior year. Net loss per common share for the year ended March 31, 2006 was $.01 compared with $.06 in the prior year period.

Barry Regenstein, President, commented “Given the continuing strong underlying demand for security services in our markets, the underlying fundamentals of our business have never been better. Our strategy is sound and the appeal of our brand continues to strengthen which is a testament to the hard work of Command Security’s 3,500 dedicated employees throughout the country. Looking forward we will remain focused on serving the needs of our customers and will continue to take steps to advance our plans for expansion, to further enhance the quality of our services and to further strengthen our infrastructure. I am extremely pleased with our position and eager to take advantage of the many opportunities that lie ahead.”

Command Security Corporation provides aviation and security officer services through company-owned offices in California, Connecticut, Delaware, Florida, Illinois, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon and Pennsylvania.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth under “Factors Affecting Future Financial Results” in the Company’s annual report on Form 10-KSB for the year ended March 31, 2005, and such other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.

COMMAND SECURITY CORPORATION

	Three Months Ended March 31, (Audited)				Fiscal Year Ended March 31, (Audited)
	2006		2005		2006		2005
Revenues	$20,963,567			$19,773,202	$85,208,615		$79,654,744
Operating income (loss)	(418,334)			(227,972)	8,145		(289,483)
Loss before income taxes	(438,845)			(288,792)	(165,990)		(657,705)
Benefit for income taxes	66,395			267,450	66,395		267,450
Net loss	(372,450)			(21,342)	(99,595)		(390,255)
Preferred stock dividends	--			--	--		(38,413)
Net loss applicable to common stockholders	$(372,450)			$(21,342)	$(99,595)		$(428,668)
Net loss per common share Basic Diluted	($0.04 ($0.04	) )	$ $	0.00 0.00	($0.01 ($0.01	) )	($0.06) n/a
Weighted average number of common shares outstanding Basic Diluted	10,135,303 10,541,292			7,718,350 8,798,481	8,834,952 9,646,915		7,302,738 7,862,786

Balance Sheet Highlights	March 31, 2006	March 31, 2005
	(Audited)	(Audited)

Cash	$32,243	$2,511,050
Accounts receivable	13,804,100	11,629,839	*
Total current assets	16,848,929	15,276,526	*
Total assets	18,113,299	16,511,360	*
Total current liabilities	10,011,184	11,597,455	*
Short-term debt	3,436,354	4,838,473
Long-term debt	27,957	41,066
Stockholder’s equity	7,624,697	4,409,327
Total liabilities and stockholder’s equity	$18,113,299	$16,511,360	*

* - Certain amounts have been reclassified to conform with the Company’s fiscal 2006 presentation.